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                                                                 Exhibit  21


                            List of Subsidiaries


ETHEX Corporation, a Missouri corporation

Ther-Rx Corporation, a Missouri corporation

Particle Dynamics, Inc., a New York corporation

DrugTech Corporation, a Delaware corporation

FP1096, Inc., a Pennsylvania corporation

KV Pharmaceutical Company Limited (England and Wales)

DrugTech, sarl (Switzerland)